Exhibit 10.4
EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of the 3rd day of January, 2013, by and between David E. Borowy, a resident of Maryland (“Employee”) and Bay Bank, FSB, a federally chartered savings bank (“Employer”).

W I T N E S S E T H :
WHEREAS, Employer and Employee are parties to an Employment Agreement entered into as of July 10, 2010 (the “July 2010 Agreement”), the term of which has expired.  Since the expiration of the term of the July 2010 Agreement, Employee has continued as an at-will employee of Employer.  Employer and Employee now desire to enter into this Agreement to set forth the terms and conditions of their employment relationship.
NOW, THEREFORE, in consideration of the employment of Employee by Employer, of the premises and the mutual promises and covenants contained herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:
1. Employment and Duties.  Employer hereby continues the employment of Employee to serve as the Chief Financial Officer of Employer prior to the merger of Carrollton Bank with and into Employer (the “Anticipated Reorganization”) and as Senior Accounting Officer of Employer after the Anticipated Reorganization and to perform such duties and responsibilities as are customarily performed by persons acting in such capacities.  Employee acknowledges and agrees that as Chief Financial Officer prior to the Anticipated Reorganization, he will continue to perform his duties as such duties have been assigned to him since July 2010 and that, after the Anticipated Reorganization, as Senior Accounting Officer of Employer, Employee’s duties shall consist of, but shall not be limited to, working with and reporting to the Chief Financial Officer to administer the Employer’s fiscal operating results utilizing generally accepted accounting principles, such as cost accounting, budgets, regulatory agency and government reports; ensuring the safeguard of Employer’s assets, counseling senior management on fiscal control and profitability; preparing, presenting and interpreting financial reports to senior management; adhering to tax laws and regulatory compliance to properly reflect the financial position of the Employer; assisting in attaining established Bank and department financial goals.  In addition, both prior to and after the Anticipated Reorganization, Employee’s duties shall include assisting Employer and the ultimate parent of Employer, Financial Services Partners Fund I LLC (“Parent”) in achieving a smooth transition following completion of the Anticipated Reorganization.  Such assistance with the Anticipated Reorganization shall include working closely with the Chief Financial Officer of Carrollton Bank to facilitate a smooth transition in the consolidation of the operations of Employer and Carrollton Bank.  All of the duties described in this Section 1 are hereafter referred to collectively as the “Duties.”  During the term of this Agreement, Employee will devote his full time and effort to his Duties.  Employee shall perform the Duties at Employer’s main office located at 2328 West Joppa Road, Lutherville, Maryland 21093 (the “Main Office”), or at such other headquarters location as may be established by Employer during the term of this Agreement, or in the discretion of Employer at the offices of Carrollton Bank.
2. Term.  Subject to the termination provisions of this Agreement, Employee’s employment under this Agreement shall be deemed to have commenced as of the date on which this Employment Agreement is fully signed and shall continue until the Employee’s employment is terminated in accordance with this Agreement.

3. Compensation.  For all services to be rendered by Employee pursuant to this Agreement, Employer shall pay Employee in accordance with the terms set forth on Exhibit A to this Agreement, net of applicable employment taxes and withholdings, payable in semi-monthly installments or such other compensation payment schedule as may be adopted by Employer for its full-time Employees.
4. Expenses.  Employee is entitled to receive reimbursement for, or seek payment directly by Employer of, all reasonable expenses which are consistent with the normal policy of Employer in the performance of Employee’s duties hereunder, provided that Employee accounts for such expenses in writing.
5. Employee Benefits.  Employee shall be entitled to participate in the various employee benefit programs adopted by Employer from time to time that are available generally to officers of the Employer.
6. Vacation.  Employee shall be entitled to four weeks annual paid vacation per year; provided that Employee shall not use more than two weeks vacation in any 60-day period.
7. Confidentiality.  In Employee’s position as an employee of Employer, Employee has had and will have access to Confidential Information (as hereinafter defined), Trade Secrets (as hereinafter defined) and other proprietary information of vital importance to Employer and has and will also develop relationships with customers, employees and others who deal with Employer which are of value to Employer.  Employer requires, as a condition to Employee’s employment with Employer, that Employee agree to certain restrictions on Employee’s use of the Confidential Information, Trade Secrets, and the proprietary information and valuable relationships developed during Employee’s employment with Employer.  In consideration of the terms and conditions contained herein, the parties hereby agree as follows:
7.1 Employer and Employee mutually agree and acknowledge that Employer may entrust Employee with highly sensitive, confidential, restricted and proprietary information concerning various Business Opportunities (as hereinafter defined), customer lists, and personnel matters.  Employee acknowledges that he shall bear a fiduciary responsibility to Employer to protect such information from use or disclosure that is not necessary for the performance of the Duties hereunder, as an essential incident of Employee’s employment with Employer.
7.2 For the purposes of this Section 7, the following definitions shall apply:
7.2.1 “Trade Secret” shall mean the identity and addresses of customers of Employer and any other information, without regard to form, including, but not limited to, any technical or nontechnical data, any formula, pattern, compilation, program, device, method, technique, drawing, process, financial data, financial plans, and product plans, that (i) is valuable and secret (in the sense that it is not generally known by or available to competitors of Employer) and (ii) otherwise qualifies as a “trade secret” under Maryland law pursuant to the Maryland Trade Secrets Act of 1990, as amended.
7.2.2 “Confidential Information” shall mean all “non-public Personal Information,” as defined in Title V of The Gramm-Leach-Bliley Act (15 U.S.C. Section 680, et seq.) and its implementing regulations (collectively, the “GLB Act”) that concerns any of the Employer’s “customers and/or consumers”, as defined by the GLB Act, and any data or information, other than Trade Secrets, which is material to Employer and not generally known by or available to the public.  Confidential Information shall include, but not be limited to, Business Opportunities (as hereinafter defined) of Employer, the details of this Agreement, Employer’s business plans and financial statements and projections, information as to the capabilities of Employer’s employees, their respective salaries and benefits and any other terms of their employment and the costs of the services Employer may offer or provide to the customers it serves, and any list of actual or potential customers, to the extent such information is material to Employer and not generally known by or available to the public.

7.2.3 “Business Opportunities” shall mean any specialized information or plans of Employer not disclosed or available to the public concerning the provision of financial services to the public, together with all related information concerning the specifics of any contemplated financial services regardless of whether Employer has contacted or communicated with such target person or business.
7.2.4 Notwithstanding the definitions of Trade Secrets, Confidential Information, and Business Opportunities set forth above, Trade Secrets, Confidential Information, and Business Opportunities shall not include any information:
(i) that is or becomes generally known by or available to the public, not in violation of this agreement;
(ii) that is already known by Employee or is developed by Employee after termination of employment through entirely independent efforts;
(iii) that Employee obtains from an independent source having a bona fide right to use and disclose such information;
(iv) that is required to be disclosed by law, except to the extent eligible for special treatment under an appropriate protective order; or
(v) that Employer’s Board of Directors approves for release.
7.3 Employee shall not, without the prior approval of Employer’s Board of Directors, during his employment with Employer and for so long thereafter as the information or data remains Trade Secrets, use or disclose, or permit any unauthorized person who is not an employee of Employer to use, disclose, or gain access to, any Trade Secrets.
7.4 Employee shall not, without the prior written consent of Employer, during his employment with Employer and for a period of two years thereafter or as long as the information or data remains competitively sensitive, whichever is shorter, use or disclose, or permit any unauthorized person who is not employed by Employer to use, disclose, or gain access to, any Confidential Information, except as provided in Section 7.2 of this Agreement.
8. Observance of Security Measures.  During Employee’s employment with Employer, Employee is required to observe all security measures adopted to protect Trade Secrets, Confidential Information and Business Opportunities.
9. Return of Materials.  Upon the request of Employer and, in any event, upon the termination of his employment with Employer, Employee shall deliver to Employer all memoranda, notes, records, manuals or other documents, including all copies of such materials containing Trade Secrets or Confidential Information, whether made or compiled by Employee or furnished to him from any source by virtue of his employment with Employer.
10. Severability.  Employee acknowledges and agrees that the covenants contained in Sections 7 through 9 and Section 14 of this Agreement shall be construed as covenants independent of one another and distinct from the remaining terms and conditions of this Agreement, and severable from every other contract and course of business by and between Employer and Employee, and that the existence of any claim, suit or action by Employee against Employer, whether predicated upon this Agreement or any other agreement, shall not constitute a defense to Employer’s enforcement of any covenant contained in Sections 7 through 9 and Section 14 of this Agreement.

11. Specific Performance.  Employee acknowledges and agrees that the covenants contained in Sections 7 through 9 and Section 14 of this Agreement shall survive any termination of employment, as applicable, including termination by Employer with or without Cause (as hereinafter defined in section 12.2), at the instigation or upon the initiative of any party.  Employee further acknowledges and agrees that the ascertainment of damages in the event of Employee’s breach of any covenant contained in Sections 7 through 9 and Section 14 of this Agreement would be difficult, if at all possible.  Employee, therefore, acknowledges and agrees that Employer shall be entitled, in addition to and not in limitation of any other rights, remedies, or damages available to Employer in arbitration, at law or in equity, upon submitting whatever affidavit the law may require, and posting any necessary bond, to have a court of competent jurisdiction enjoin Employee from committing any such breach.
12. Termination.
12.1 Employee’s employment may be terminated (i) at any time at the election of Employer for Cause (as defined in Section 12.2 hereof) or without Cause, upon Employer’s delivery of notice of either to Employee; (ii) at any time after the 60`h day following the Anticipated Reorganization at the election of Employee for Good Reason, as defined in Section 12.7 hereof, upon Employee’s delivery of notice to Employer; (iii) upon Employee’s death; or (iv) at the election of either party, upon Employee’s disability resulting in an inability to perform the Duties described in Section 1 of this Agreement for a period of 180 consecutive days, upon either party’s delivery of notice of such election thereafter to the other party.
12.2 As used in this Agreement, “Cause” shall mean (i) conduct by Employee that amounts to fraud, personal dishonesty, incompetence, breach of fiduciary duty involving personal profit, gross negligence or willful misconduct in the performance of or intentional failure to perform his stated Duties; (ii) the conviction (from which no appeal may be, or is, timely taken) of Employee of a felony or willful violation of any law, rule or regulation (other than traffic violations or similar offenses); (iii) any federal or state regulatory authorities acting under lawful authority pursuant to provisions of federal or state law or regulation which may be in effect from time to time exercises any power granted to it by law or regulation to remove, prohibit or suspend Employee from participating in the conduct of Employer’s affairs; (iv) willful violation of any final cease-and-desist order; (v) knowing violation of federal or state banking laws or regulations which are likely to have a material adverse effect on Employer, as determined by the Board of Directors or CEO; (vi) refusal to perform timely a reasonable and duly authorized directive of Employer’s Board of Directors or CEO clearly communicated to Employee by the Board of Directors or CEO that is consistent with the scope of Employee’s duties under this Agreement unless Employee in good faith believes that such act would cause Employee to breach his fiduciary duties to Employer or that such act would be in violation of any federal or state law or regulation; (vii) or material breach of any provision of this Agreement.
12.3 [Intentionally Deleted]
12.4 If Employee’s employment is terminated by Employer for Cause, Employee shall receive no further compensation or benefits other than all accrued and unpaid base salary and benefits through the effective date of such termination.  Employer shall pay the foregoing base salary in a lump-sum payment within ten (10) business days after the effective date of such termination.

12.5 Except as provided in Section 12.4 above and Section 12.6 below, upon any termination of Employee’s employment, Employee shall receive no further compensation or benefits other than: (a) all accrued and unpaid base salary and benefits through the effective date of such termination, and (b) any accrued but unused vacation computed on a daily basis.  Employer shall pay the amounts described in items (a) and (b) to Employee or Employee’s estate, in the event of death, in a lump-sum payment within ten (10) business days of the date of such termination.
12.6 If during the period commencing on the date this Agreement is fully signed and ending on that date (the “Benchmark Date”) which is one hundred eighty (180) days after the completion date of the Anticipated Reorganization, (a) Employee’s employment is terminated by Employer without Cause, or (b) after the 60th day following the Anticipated Reorganization, Employee terminates his employment with Employer for Good Reason, Employee shall be entitled, in addition to the amounts payable under Section 12.5 above, to severance compensation in an amount equal to fifty percent (50%) of Employee’s base salary as of the date of termination; provided that Employee’s entitlement to such severance compensation is subject to the provisions of Section 12.8 below.  At the discretion of the Employer, the severance compensation shall be paid either in a lump sum or in three (3) equal monthly payments, provided that in either case no severance compensation shall be payable until the requirements stated in Section 12.8 below have been satisfied.  As used herein, the “completion date of the Anticipated Reorganization” shall be the date that the merger of Carrollton Bank with and into Employer becomes effective.  For the avoidance of doubt, the parties acknowledge their agreement that the severance compensation referred to in this Section 12.6 shall not be payable with respect to any termination of Employee’s employment that occurs after the Benchmark Date.
12.7 As used in this Agreement, “Good Reason” shall mean (i) Employer reduces or fails to pay Employee’s then current Base Salary, (ii) Employer reduces or fails to pay Employee’s then current earned performance-based compensation, if any, in accordance herewith, (iii) Employer reduces or diminishes or fails to provide or pay (excluding premium adjustments and changes generally applicable to employees of Employer) Employee’s then current benefits (which are in addition to Employee’s Base Salary and performance-based compensation) (including those described on Exhibit A, other than as part of a reduction in benefits applicable to all executive officers or employees of Employer), (iv) Employer changes Employee’s primary place of work by more than 60 miles from the Main Office, (v) Employee determines that his responsibilities after the date of the Anticipated Reorganization are insufficient to support his continued employment, or (vi) Employer breaches any material provision of this Agreement, which breach is not cured within 30 days after written notice of the breach has been given by Employee to Employer.
12.8 Employer’s obligation to pay the severance compensation provided in Section 12.6 will not apply unless Employee (i) resigns as an officer of Employer and Employer’s affiliates, if any, to the extent each is applicable, (ii) has returned all Employer property, and (iii) signs and does not revoke a general release of claims (in a form prescribed by Employer) of all known and unknown claims that Employee may then have against Employer or persons affiliated with Employer (the “Release”), provided that such Release becomes effective and irrevocable no later than sixty (60) days following the termination date (such deadline, the “Release Deadline”).  If the Release does not become effective and irrevocable by the Release Deadline or the requirements of clauses (i) and (ii) above are not satisfied, Employee will forfeit all rights to severance compensation under this Section 12.  In no event will severance compensation be paid until the Release becomes effective and irrevocable.  The Release shall cover all claims, known or unknown, relating to Employee’s employment, including without limitation any claims for discrimination or the Employer’s breach of this Agreement.  The Release shall exclude any claims with respect to any issued capital stock of Employer and any vested stock options (to the extent that such stock options by their terms expressly survive the termination of employment), and any severance pay, benefits and other post-employment obligations of the Employer as contemplated by this Section 12.  Severance payments shall be subject to all applicable employment taxes and withholding requirements.

12.9 [Intentionally Deleted]
12.10 [Intentionally Deleted]
12.11 [Intentionally Deleted]
12.12 Any payments made to the Employee pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. § 1828(k) and Federal Deposit Insurance Corporation (FDIC) regulations 12 C.F.R. Part 359, Golden Parachute and Indemnification Payments.
12.13 Notwithstanding anything in this Agreement to the contrary, this Agreement, and the rights and obligations of the parties hereto shall be subject to the following:
(a) If the Employee is suspended and/or temporarily prohibited from participating in the conduct of the Employer’s affairs by a notice served under section 8(e)(3) or (g)(1) of Federal Deposit Insurance Act (12 U.S.C. 1818 (e)(3) and (g)(1)) the Employer’s obligations under this Agreement shall be suspended as of the date of service unless stayed by appropriate proceedings.  If the charges in the notice are dismissed, the Employer may in its discretion (i) pay the Employee all or part of the compensation withheld while its contract obligations were suspended, and (ii) reinstate (in whole or in part) any of its obligations which were suspended.
(b) If the Employee is removed and/or permanently prohibited from participating in the conduct of the Employer’s affairs by an order issued under section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. 1818 (e)(4) or (g)(1)), all obligations of the Employer under this Agreement shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.
(c) If the Employer is in default (as defined in section 3(x)(1) of the Federal Deposit Insurance Act), all obligations under this Agreement shall terminate as of the date of default, but this paragraph (c) shall not affect any vested rights of the contracting parties:
(d) All obligations under this Agreement shall be terminated, except to the extent determined that continuation of the Agreement is necessary for the continued operation of the Employer:
(i) By the Director or his or her designee, at the time the Federal Deposit Insurance Corporation enters into an agreement to provide assistance to or on behalf of the association under the authority contained in 13(c) of the Federal Deposit Insurance Act; or
(ii) By the Director or his or her designee, at the time the Director or his or her designee approves a supervisory merger to resolve problems related to operation of the association or when the association is determined by the Director to be in an unsafe or unsound condition.
Any rights of the parties that have already vested, however, shall not be affected by such action.

13. Notices.  Any notice or other communication required or permitted to be given shall be in writing and addressed to the respective party as set forth below.  Notices shall be effective when actually delivered by any commercially reasonable means, provided that if such delivery occurs on any day other than a business day or after the close of business on any business day, the same shall be effective on the next business day.  Further, notices sent by certified or registered mail, return receipt requested, or by nationally recognized express courier service shall be effective on the earlier of (i) actual delivery or (ii) refusal to accept delivery or on failure of delivery because the recipient address is not open to receive deliveries between 9:00 am and 5:00 pm on any business day.  Notices sent by telecopy or other electronic means shall be effective only if also sent by nationally recognized express courier service for delivery on the next business day.  Notices shall be addressed as follows:

Employer:	Bay Bank, FSB
2328 W. Joppa Road
Lutherville, MD 21093
Attention: Kevin B. Cashen
Employee:	David E. Borowy

14. Covenant Not to Solicit Customers and Employees.
14.1 Employee covenants and agrees that during the Employee’s employment with Employer and for a period of six (6) months thereafter, regardless of the circumstances of termination, Employee shall not, directly or indirectly, on Employee’s behalf or on behalf of any other person, solicit any customer of Employer or Carrollton Bank for the purpose of providing any banking product or service to such customer.  For purposes of this paragraph, Employee shall not be deemed to be soliciting a customer of Employer or Carrollton Bank if the activities are limited to generic marketing activities to be directed to a broad segment of the general public, even though such marketing activities could result in solicitations being received by a customer of Employer or Carrollton Bank.
14.2 Employee covenants and agrees that during the Employee’s employment with Employer and for a period of six (6) months thereafter, regardless of the circumstances of termination, Employee shall not, directly or indirectly, solicit or participate in the solicitation of any employee of Employer or Carrollton Bank to terminate his or her employment with Employer or Carrollton Bank and/or to accept employment with another employer.  Employee further agrees that information as to the capabilities of Employer’s or Carrollton Bank’s employees, their salaries and benefits, and any other terms of their employment is Confidential Information and proprietary to Employer.

15. Miscellaneous.
15.1 This Agreement, together with Exhibit A, constitutes and expresses the whole agreement of the parties in reference to the employment of Employee by Employer, and there are no representations, inducements, promises, agreements, arrangements, or undertakings oral or written, between the parties other than those set forth herein.
15.2 This Agreement shall be governed by the laws of the State of Maryland, without regard to conflicts of law that would apply the law of another jurisdiction.
15.3 Should any clause or any other provision of this Agreement be determined to be void or unenforceable for any reason, such determination shall not affect the validity or enforceability of any clause or provision of this Agreement, all of which shall remain in full force and effect.
15.4 Time is of the essence in this Agreement.
15.5 This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns. This Agreement shall not be assignable by Employee.
15.6 This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall constitute but a single instrument.
15.7 Employee represents and warrants that no restrictions or covenants exist which would restrict or prohibit his performance hereunder.
IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

“EMPLOYEE”

/s/ David E. Borowy
David E. Borowy
“EMPLOYER”
BAY BANK, FSB

By:/s/ Kevin B. Cashen
Kevin B. Cashen
President & CEO

Exhibit A
to Amended and Restated Employment Agreement By and Between
David Borowy
and
Bay Bank, FSB

Employee Compensation and Equity Participation

Capitalized terms used herein and not defined shall have the meanings set forth in the Employment Agreement.

Base Salary:  $153,000 per year.

Group Insurance:  Employee shall be entitled to participate in such health, hospitalization, dental, life insurance, and any other insurance plans as may be adopted by Employer’s Board of Directors and in effect from time to time for Employer’s employees and their dependents.

Trade and Civic Associations:  Employer will pay Employee’s membership dues in such trade and civic associations as determined by Employer’s Board of Directors in its sole discretion.